STOCK EXCHANGE AGREEMENT

This Stock Exchange Agreement (the "AGREEMENT") dated as of the 31 day of August 2001, is by and amongst Vidkid Distribution, Inc., a Florida corporation (hereinafter referred to as the "Vidkid"" or "Buyer" ) and PriMed Technologies, Inc., a Delaware corporation, (hereinafter referred to as "PriMed" or the "Company") David Blechman and Evan Brovenick (hereinafter referred to as the "Sellers" or "Shareholders").
WHEREAS, the respective Board of Directors of PriMed and VidKid deem the acquisition by Buyer of all of the issued and outstanding capital stock of the Company on the terms set forth in this Agreement to be desirable, generally to the welfare and advantage of each, and in the best interests of the shareholders of each; and
WHEREAS, the parties desire that this transaction be treated as a tax free exchange under section 368 of the Internal Revenue Code;
NOW, THEREFORE, in consideration of the promise and the mutual agreements and covenants herein contained, and for the purpose of prescribing the terms and conditions of such acquisition, the mode of carrying it into effect, and such other details and provisions as are necessary or desirable, the parties hereto hereby represent, warrant, covenant and agree that the foregoing recitals are true and anc correct.
                                   ARTICLE I
                               PLAN OF AGREEMENT
PLAN OF AGREEMENT 1.01 Number of Shares and Purchase Price. Subject to the further conditions of this Agreement and the truth of the representations and warranties provided herein, the Seller agrees to transfer to Buyer at the Closing a total of 10,000 shares of common stock (the "Shares") of PriMed. Said Shares representing all of the issued and outstanding shares of common stock of





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the Company owned by the Shareholder  duly endorsed for transfer in exchange for a total of 11,550,000 share of the common stock of the Buyer (the "Shares"). The shares of common stock to be issued to the Shareholders at Closing will be restricted securities as that term is defined under the Securities Act of 1933, as amended. Upon issuance of the Shares there will be a total of 14,187,500 shares of the Buyer's common stock issued and outstanding and the Shares to be issued to the Seller will represent approximately 81.45% of the Buyer's issued and outstanding shares of common stock. (The number of shares to be issued to the Seller reflect a 2:1 reverse stock split.) At Closing, PriMed shall execute a promissory note, a copy of which is attached as Exhibit 1.01, in the amount of $168,000 in favor of Uptown Ventures, Inc (the "Payee"). The note shall be a non-interest bearing note and call for payment of $3,500 per month with the first payment due at Closing. The note shall be utilized by the Payee to reimburse th Payee for expenses incurred on behalf of Vidkid and to satisfy any outstanding liabilities. The note shall provide for a right of set-off for any expenses which must be paid by Buyer post-closing for costs or expenses incurred by Buyer prior to Closing.

               ARTICLE II REPRESENTATIONS AND WARRANTIES OF PriMed

     PriMed represents and warrants to Buyer that:

                2.01 Incorporation, Common Stock, Etc. PriMed is a corporation duly organized and existing in good standing under the laws of the state of Delaware. Attached hereto as Exhibit 2.01 is a copy of the Company's Articles of Incorporation and good standing certificate. Company has full corporate power and authority to carry on its business as it is now being conducted and to own and operate its assets, businesses and properties. The Company has 10,000,000 authorized shares of $.001 par value common stock of which 1,000 shares are issued and outstanding. There are and at the Closing will be no outstanding subscriptions, options, warrants, convertible securities, calls, commitments or agreements calling for





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or requiring issuance or transfer, sale or other disposition of any shares of capital stock of the Company or calling for or requiring the issuance of any securities or rights convertible into or exchangeable (including on a contingent basis) for shares of capital stock. All of the outstanding shares of the Company are duly authorized, validly issued, fully paid and non-assessable. There are no dividends due, to be paid or are in arrears with respect to any of the capital stock of Company.
            2.02 Company Financial Statements. Attached hereto as Schedule
   2.02 are the most recent unaudited financial statements for PriMed Technologies dated June 30, 2001. The PriMed Balance Sheet and Income Statement present fairly the financial position of PriMed as of the dates set forth in the financial statements. The Balance Sheet has been prepared in conformity with generally accepted accounting principles. There has been no material change in the financial condition of PriMed since the date of the financial statements. All liabilities of PriMed as of the date of the financial statements are set forth in the financial statements.
         PriMed agrees to provide the Buyer within 60 days of closing with certified financial statements and any required pro forma financial statements in conformity with Securities and Exchange Commission reporting requirements.
            2.03 Litigation. Except as set forth on exhibit 2.03(a), there are no actions, suits, proceedings, or investigations pending or, to the best of its knowledge, threatened or contemplated against the Company at law or in equity, before any federal, state, municipal or other governmental department, commission, board, agency or instrumentality, domestic or foreign. Except as set forth in Exhibit 2,03(b) the Company is not subject to any outstanding





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
   judgments or operating under or subject to or in default with respect to any order, writ, injunction or decree of any court or federal, state, municipal or other governmental department, commission, board, agency or instrumentality, domestic or foreign.
            2.04 Compliance with Laws. The Company has complied in all material respects with all laws, regulations, orders, domestic and foreign, and neither the present uses by Company of its properties nor the conduct of its business violate any such laws, regulations, orders or requirements, and except as set forth in Schedule 2.04 (if applicable) the Company has not received any notice of any claim or assertion that it is not so in compliance.
            2.05 Indebtedness. Except as set forth in the PriMed Balance
   Sheet, and as set forth in Exhibit 2.05, the Company has not executed any instruments, entered into any agreements or arrangements pursuant to which the Company has borrowed any money, incurred or guaranteed any indebtedness or established any line of credit which represents a liability of the Company as of the date thereof.
            2.06 No Material Adverse Change. Since the PriMed Balance Sheet Date, there has not been any material adverse change in the condition, financial or otherwise, of PriMed or in its business taken as a whole; nor has there been any material transaction entered into by the Company. The Company has not incurred any material obligations, contingent or otherwise except for legal and accounting fees and expenses in connection with the transactions contemplated by this Agreement. There has not been any damage, destruction or loss, whether or not covered by insurance adversely affecting the Company's business, property or assets; nor





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
   has the Company (a) created or incurred any indebtedness; (b) issued, sold, purchased, redeemed or granted any shares of Company Common Stock or any other securities of Company or any options, warrants or other rights to purchase any shares of Company Common Stock except as between and amongst its current shareholders; (c) amended its Certificate of Incorporation or bylaws,
   (d) paid any obligation or liability other than obligations or liabilities reflected in its Balance Sheet dated as of the Company Balance Sheet Date or incurred any liabilities except for legal and accounting fees and disbursements incurred in the ordinary course of business or in connection with this Agreement and the transactions contemplated hereby.
            2.07 No Defaults. Except as set forth in Exhibit 2.07, neither the execution nor delivery of this Agreement nor the consummation of the contemplated transaction are events which, of themselves or with the giving of notice or passage of time or both, could constitute a violation of or conflict with or result in any breach of or default under the terms, conditions or provisions of any judgment, law or regulation or of the Company's Certificate of Incorporation or Bylaws, or of any agreement or instrument to which Company is a party or by which it is bound; or could result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever on the property or assets of Company; and no consent of any third party except as expressly contemplated herein is required for the consummation of this Agreement by Company.
            2.08  Corporate Action of Company.    The Board of Directors of the
   Company has duly authorized the execution and delivery of this Agreement. Subject to the approval of the stockholders of the Company as provided herein, this Agreement





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   constitutes a valid, legal and binding agreement of Company and is enforceable in accordance with its terms.
            2.09  Liabilities.   As of the PriMed Balance Sheet Date, the
   Company has incurred no other liabilities except in the ordinary course of business.
            2.10 Taxes. Except as set forth on Schedule 2.10, all federal, state, and local tax returns, reports and declarations of estimated tax or estimated tax deposit forms required to be filed by the Company have been duly filed; the Company has paid all taxes which have become due pursuant to such returns or pursuant to any assessment received by it, and has paid all installments of estimated taxes due; and all taxes, levies and other assessments which Company is required by law to withhold or to collect have been duly withheld and collected and have been paid over to the proper governmental authorities. The Company has no knowledge of any tax deficiency which has been or might be asserted against Company which would materially and adversely affect the business or operations of the Company. At Closing, and provided Seller has provided Buyer with a written request at least three days prior to Closing, the Company shall provide Buyer with copies of all tax returns, of any kind or nature, filed by Company, together with all accounting information.

                  2.11 Title to Property; Leases. Except as set forth in Exhibit 2.11, the Company has good and defensible title in fee simple to, or valid and enforceable leasehold estates in, all properties and assets, which are material to its continued operations, free and clear of all liens, encumbrances, charges or restrictions or are not materially significant or important in relation to its operations and business. All of leases





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
   and subleases under which Company is the lessor or sublessor, lessee or sublessee of properties or assets or under which Company holds properties or assets as lessee or sublessee are in full force and effect. Company is not in default in respect of any of the terms or provisions of any of such leases or subleases, and no claim has been asserted by anyone adverse to their respective rights as lessor, sublessor, lessee or sublessee under any of the leases or subleases mentioned above, or affecting or questioning their respective rights to continued possession of the leased or subleased premises or assets under any such lease or sublease; and Company either owns or leases all such properties as are necessary to its operations as now conducted.
              2.12   Licenses.  The  Company has obtained all
   required licenses, permits or other governmental authorization for the conduct of its business as now being conducted.
              2.13   Bank Accounts.   Attached hereto as schedule 2.13
   is a listing of all bank accounts and account numbers which are currently held by Company.
              2.14 Contracts and Commitments. Except as set forth in Exhibit 2.14, there are no contracts nor commitments of Company requiring any future payment to an officer, director, employee, agent or shareholder of Company. Also attached and marked as Exhibit 2.14 is a list of all current Company employees and the salary of each.
              2.15 Representations True and Correct. This Agreement and the Schedules and Exhibits attached hereto do not contain any untrue statement of a material fact concerning the Company or omits any material fact concerning Company which is necessary in order to make the statements


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
   therein not misleading. All of the representations and warranties contained herein (including all statements contained in any certificate or other instrument delivered by or on behalf of the Shareholders pursuant hereto or in connection with the transactions contemplated hereby) shall survive the Closing.
              2.16 Retirement Plans. Company has no pension plan, profit sharing or similar employee benefit plan.
              2.17   Intellectual Property Rights. Attached hereto as Exhibit
   2.17 is a list of all trademarks, trade names, copyrights, patents, common law proprietary claims which are owned by the Company together with copies of any official notice from any issuing governing organization. Also attached hereto is a list of all any entity which has alleged trademark infringement against the Company.
              2.18 Indemnification. The Company shall indemnify and hold Buyer, its officers and directors, harmless of and in respect of:
                  (1) Any breach of warranty or non-fulfillment on the part of Company under this Agreement or from any misrepresentation or omission from any certificates or other instruments furnished to Buyer pursuant to this Agreement provided any such breach(es) in the aggregate result in damages in excess of $50,000 but less than $250,000. Said indemnification shall survive the closing for a period of two years.
         (2) All actions, suits, proceedings, demands assessments, judgments, costs and expenses incident to any of the foregoing including reasonable attorney's fees and all costs incurred by Buyer to enforce this agreement against the Company.





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
         2.19.    Brokers.   The Company has not used any brokers in
   connection with this transaction. No commission or finder's fee of any kind or nature is due and owing. However, the Company acknowledges that Adam Wasserman has played a role in introducing the respective parties to one another and any fees due Wasserman, shall be the responsibility of PriMed.
                                   ARTICLE III
                     REPRESENTATIONS AND WARRANTIES OF BUYER
         Buyer represents and warrants to the Shareholder and Company that:

                  3.01 Incorporation, Common Stock, Etc. Buyer is a corporation duly organized and existing in good standing under the laws of the State of Florida. The Buyer has full corporate power and authority to carry on its business as it is now being conducted and to own and operate its assets, businesses and properties. The Buyer has authorized capital stock consisting of 100 million shares of Common Stock, par value $.005 per share, of which 2,637,500 will be outstanding as of Closing. (After taking into account a 2:1 reverse split.) All of the outstanding shares of the Company are duly authorized, validly issued, fully paid and non- assessable. There are no dividends due, to be paid or are in arrears with respect to any of the capital stock of Company. Except for an option to purchase 250,000 shares of common stock at $.50 per share expiring December 31, 2006 , there are and at the Closing will be no outstanding subscriptions, options, warrants, convertible securities, calls, commitments or agreements calling for or requiring issuance or transfer, sale or other disposition of any shares of capital stock of the Company or calling for or requiring the issuance of any securities or rights convertible into or





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
   exchangeable (including on a contingent basis) for shares of capital stock. All of the outstanding shares of the Company are duly authorized, validly issued, fully paid and non-assessable. There are no dividends due, to be paid or are in arrears with respect to any of the capital stock of Company.

                  3.02 Buyer Financial Statements. Attached hereto as Schedule
   3.02 are the most recent financial statements for the Buyer dated as of June 30, 2001 as filed with the Securities and Exchange Commission. The Buyer Balance Sheet and Income Statement present fairly the financial position of Buyer as of the dates set forth in the financial statements. The Balance Sheet has been prepared in conformity with generally accepted accounting principles. There has been no material change in the financial condition of the Buyer since the date of the financial statements except that as of the date of Closing, Buyer will have no assets and no liabilities and that there will be no e are no undisclosed liabilities of any kind or nature.
   The financial statements attached to this Agreement and as filed with the Securities and Exchange Commission, do not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and the interim unaudited financial statements included in any Vidkid SEC filings with the Securities and Exchange Commission, were prepared in accordance with generally accepted accounting principles applied on a consistent basis, (except as may be indicated therein or int the notes thereto) and fairly present the financial position of Vidkid





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   as of the date thereof and the results of its operations and changes in financial position for the periods then ended, subject, in the case of the unaudited interim financial statements, to normal year- end and audit adjustments, and any other adjustments as described therein. Buyer has outstanding options to purchase 250,000 shares of common stock at $.50 per share expiring December 31, 2006.
                  3.03 Litigation. There are no actions, suits, proceedings, or investigations pending or, to the best of its knowledge, threatened or contemplated against Buyer at law or in equity, before any federal, state, municipal or other governmental department, commission, board, agency or instrumentality, domestic or foreign. The Buyer is not subject to any outstanding judgments or operating under or subject to or in default with respect to any order, writ, injunction or decree of any court or federal, state, municipal or other governmental department, commission, board, agency or instrumentality, domestic or foreign.
                  3.04 Compliance with Laws. The Buyer has complied in all material respects with all laws, regulations, orders, domestic and foreign, and neither the present uses by Buyer of its properties nor the conduct of its business violate any such laws, regulations, orders or requirements, and the Buyer has not received any notice of any claim or assertion that it is not so in compliance. Since the effective date of the Buyer's registration statement on February 14, 2001 the Buyer has filed on a timely basis with the Securities and Exchange Commission (the "SEC") all forms, statements, reports and documents (including all exhibits, amendments and supplements thereto) required to be filed by it under each of the Securities Act of 1933, as amended (the "Securities Act") the Securities Exchange Act of 1934, (the "Exchange Act") and





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
   the respective rules and regulations thereunder , all of which, as amended if applicable, (collectively the "Vidkid SEC REPORTS") Vidkid is not subject to any liability (as defined in Section 4.6 of the Act) for its failure to comply with any reporting or disclosure requirement.
         VidKid will prior to Closing provide its shareholders with any notice requirements as set forth in Section 14(f) of the Exchange Act and file the Form 14(f) with the Securities and Exchange Commission
               3.05 No Defaults. Neither the execution nor delivery of this Agreement nor the consummation of the contemplated transaction are events which, of themselves or with the giving of notice or passage of time or both, could constitute a violation of or conflict with or result in any breach of or default under the terms, conditions or provisions of any judgment, law or regulation or of Buyer's Certificate of Incorporation or Bylaws, or of any agreement or instrument to which Buyer is a party or by which it is bound; or could result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever on the property or assets of Buyer; and no consent of any third party except as expressly contemplated herein is required for the consummation of this Agreement by Buyer.
             3.06          Corporate Action of Buyer.    The Board of
   Directors of the Buyer has duly authorized the execution and delivery of this Agreement.  This Agreement constitutes a valid, legal and binding agreement of Buyer and is enforceable in accordance with its terms.
             3.07          Taxes.   Except for the federal and state income
   tax return, all federal, state, and local tax returns, reports and





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
   declarations of estimated tax or estimated tax deposit forms required to be filed by Buyer have been duly filed; Buyer has paid all taxes which have become due pursuant to such returns or pursuant to any assessment received by it, and has paid all installments of estimated taxes due; and all taxes, levies and other assessments which Buyer is required by law to withhold or to collect have been duly withheld and collected and have been paid over to the proper governmental authorities. There is no tax liability due for income taxes or as a result of any penalty which may be imposed as a result of the failure to file the 1999 or 2000 state and federal income tax returns. Buyer has no knowledge of any tax deficiency which has been or might be asserted against Buyer which would materially and adversely affect the business or operations of Buyer.
            3.08 Title to Property; Leases. Buyer has good and defensible title in fee simple to, or valid and enforceable leasehold estates in, all properties and assets, which were material to its operations, free and clear of all liens, encumbrances, charges or restrictions except as set forth in the attached Schedule 3.08 or are not materially significant or important in relation to its operations and business.
            3.09 Representations True and Correct. This Agreement and the Schedules and Exhibits attached hereto do not contain any untrue statement of a material fact concerning Buyer or omits any material fact concerning Buyer which is necessary in order to make the statements therein not misleading. All of the representations and warranties contained herein (including all statements contained in any certificate or other instrument delivered by or on behalf of the Buyer) shall survive the closing.






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
           3.10 No Material Adverse Change. Since the Buyer's Balance Sheet Date, there has not been any material adverse change in the condition, financial or otherwise, of the Buyer or in its business taken as a whole; nor has there been any material transaction entered into by the Buyer. The Buyer has not incurred any material obligations, contingent or otherwise except for legal and accounting fees and expenses in connection with the transactions contemplated by this Agreement. There has not been any damage, destruction or loss, whether or not covered by insurance adversely affecting the Buyer's business, property or assets; nor has the Buyer (a) created or incurred any indebtedness; (b) except as set forth in exhibit 3.10, issued, sold, purchased, redeemed or granted any shares of Buyer's Common Stock or any other securities of Buyer or any options, warrants or other rights to purchase any shares of Buyer's Common Stock, nor will there be at closing any outstanding warrants, rights or other securities which upon exercise could be converted into shares of the Buyer's common stock (c) amended its Certificate of Incorporation or bylaws, (d) paid any obligation or liability other than obligations or liabilities reflected in its Balance Sheet dated as of the Buyer's Balance Sheet Date or incurred any liabilities except for legal and accounting fees and disbursements incurred in the ordinary course of business or in connection with this Agreement and the transactions contemplated hereby.
            3.11  Indemnification.  Buyer shall indemnify and hold
   Company, its officers and directors, harmless of and in respect of:
                  (1) Any damage or loss resulting from any loss, liability, damage, misrepresentation, breach of warranty or non- fulfillment on the part of Buyer under this agreement or from any





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
   misrepresentation or omission from any certificates or other instrument furnished to Company pursuant to this agreement.
                  (2) All actions, suits, proceedings, demands assessments, judgments, costs and expenses incident to any of the foregoing including reasonable attorney's fees and all costs incurred by Company to enforce this agreement against Buyer.
             3.12 Brokers. Other than for Adam Wasserman who served as a finder for this transaction, the Buyer has not used any brokers or finders in connection with this transaction and no commission or finder's fee of any kind or nature is due and owing.

                                   ARTICLE IV
            REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS
           The Shareholders own 100% of the issued and outstanding shares of stock of PriMed. Except as set forth in this Agreement, the Shares are owned free and clear of any liens or encumbrances and that the Shareholders, except as set forth in this Agreement, are free to transfer the Shares without the consent of any third party.

                                    ARTICLE V
                  CONDITIONS TO THE OBLIGATIONS OF BUYER TO CLOSE
        The obligations of Buyer under this Agreement are, at the option of
   Buyer, subject to the fulfillment of the following conditions at, or prior to, the closing date:

             5.01   Representations, Warranties and Covenants.
      All representations and warranties of PriMed contained in this Agreement and in any statement, certificate, schedule or other document delivered by PriMed pursuant hereto or in connection





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
   herewith shall have been true and accurate in all respects as of the date when made and as of the Closing Date.
               5.02 Covenants, Etc. The Company shall have substantially performed and complied with each and every covenant, agreement and condition required by this Agreement to be performed or complied with by them prior to, or at, the Closing Date.
               5.03 Certificate. Seller shall have delivered to Buyer a certificate of the President and Secretary of Company, dated the Closing Date, certifying to the fulfillment of the conditions set forth in 5.01 and 5.02.
               5.04 Proceedings. Except as set forth in Exhibit 5.04, no action or proceedings shall have been instituted or threatened against the Company which could materially adversely affect the business of the Company. No action or proceedings shall have been instituted or threatened against any of the parties to this Agreement or their directors or officers before any court or governmental agency to restrain, prohibit or obtain substantial damages in respect of this Agreement or the consummation of the transactions contemplated hereby.
              5.05 Corporate Documents. Prior to Closing the Company shall furnish to Buyer copies of the Certificate of Incorporation of Company and each amendment thereto, if any, which shall be certified by a proper state official; one copy of the By- Laws and minutes of Company by its secretary or an assistant secretary as being currently in effect, and a certificate of good standing issued by the proper state officials of each state in which Company transacts business and is required to qualify.
              5.06 Due Diligence. Satisfactory completion of its due diligence investigation by September 1, 2001. Any termination





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
   pursuant to this provision shall require written notice to the other party by September 2, 2001.
              5.07       Exhibits.   Delivery of all required schedules
   and exhibits  to be attached to this Agreement.
                                   ARTICLE VI
                CONDITIONS TO THE OBLIGATIONS OF THE SELLER
       The obligations of the Seller, at the option of the Seller, is subject to the fulfillment of the following conditions at or prior to the Closing Date:
              6.01 Representations, Warranties and Covenants. All representations and warranties of Buyer contained in this Agreement and in any statement, certificate, schedule or other document delivered pursuant hereto, or in connection herewith, shall have been true and accurate in all respects as of the date when made and as of the Closing Date.
              6.02 Covenants, Etc. Buyer shall have substantially performed and complied with each and every covenant, agreement and condition required by this Agreement to be performed or complied with by it prior to, or at, the Closing Date.
              6.03 Proceedings. No action or proceedings shall have been instituted or threatened against Buyer which could materially and adversely affect the business of Buyer. No actions or proceedings shall have been instituted or threatened against any of the parties to this Agreement, or their directors or officers before any court or governmental agency to restrain, prohibit or obtain substantial damages in respect to this Agreement or the consummation of the transactions contemplated hereby.





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              6.04  Resignations.   Following closing there will
   be a total of five Board members. All current officers will tender their resignations prior to Closing. All Board members except Steven Adelstein shall tender their resignations and present their resignations at closing. Immediately following closing, and subject to compliance by Buyer with Rule 14(f) of the Securities Act of 1934, Adelstein will appoint Evan Brovenick and three of Mr. Brovenick's designee(s) to fill any remaining Board vacancies.
              6.05 Opinion of Counsel. The Company shall have received an opinion letter from counsel to the Buyer affirming that Buyer is in full compliance with all rules and regulations as promulgated by the Securities and Exchange Commission.
              6.06 Due Diligence. Satisfactory completion of its due diligence investigation by September 1, 2001 Any termination pursuant to this provision shall require written notice to the other party no later than September 2, 2001.
             6.07. Third Party Consents. The Company and the Shareholders shall have received the consent of William Dudziak to the proposed transaction and negotiated satisfactory settlements with other third party creditors.
             6.08. Exhibits. Delivery of all required schedules and exhibits to be attached to this Agreement.
             6.09 Capitalization. Buyer will effect a reverse stock split so that at closing there will be 2,637,500 shares of common stock issued and outstanding.

             6.10 Notice Requirements. The Buyer shall have made an appropriate Rule 14(f) filing with the Securities and Exchange Commission and provided its shareholders with proper notice thereof.





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
             6.11 Liabilities. Prior to Closing, Buyer will have satisfied all outstanding liabilities and deliver to PriMed a shell with no outstanding liabilities of any kind or nature.
                                  ARTICLE VIII
                            MISCELLANEOUS PROVISIONS
             7.01 Abandonment of Agreement. This Agreement may be terminated and the transactions hereby contemplated abandoned at any time prior to the Closing Date, whether before or after the approval and adoption hereof by the shareholders of each Company by (a) the mutual consent of the Board of Directors of Company and Buyer or (b) the Board of Directors of the Company if any condition to its obligations provided in this Agreement has not been met at the time such condition is to be met and has not been waived by it, or (c) by the Board of Directors of Buyer, if any condition to its obligations provided in this Agreement has not been met at the time such condition is to be met and has not been waived by it.

            7.02 Liabilities. In the event this Agreement is terminated pursuant to Section 7.01, no party hereto shall have any liability to the other and each party shall bear their own costs incurred.
         7.03 Assignments. This Agreement may not be assigned except with the written consent of the nonassigning party. Notwithstanding the foregoing, the rights of the Shareholders to receive the Shares shall be freely assignable.

         7.04     Survival of Representations and Warranties.
Company and Buyer agree all representations and warranties contained herein or made hereunder shall survive the Closing, except that any breach disclosed





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
in writing to either party prior to Closing is waived by such party if it elects to close notwithstanding such breach.
         7.05 Notices. All notices, demands and other communications which may or are required to be given pursuant to this Agreement shall be given or made when personally delivered or when deposited in the United States Mail, first class, postage pre-paid, addressed as follows:


If to Company to:                       Evan Brovenick
                                        350 Northwest 12th Ave.
                                        Suite 150
                                        Deerfield Beach, FL   33442

With a coy to:                          Jeffrey G. Klein
                                        980 N. Federal Highway
                                        Suite 406
                                        Boca Raton, FL   33432

                                        And To:

                                        Jonathan Bloom
                                        Bloom & Ballen, Attorneys at Law
                                        299 Camino Gardens Blvd.
                                        Boca Raton, Florida 33432


or to such other address as Company may, from time to time, designate by Notice to Buyer


If to Buyer to:                     Steven Adelstein
                                    4950 West Prospect road
                                    Fort Lauderdale, FL   33309

With a copy to:
                                    James Schneider
                                    Atlas Pearlman, P.A.
                                    350 East Las Blvd.
                                    Fort Lauderdale, FL 33301
or to such other addresses as Buyer may, from time to time, designate by notice to Company.
               7.06 Closing. The closing date for the contemplated transaction shall be the latter of September 15, 2001 or one day following the required notice to shareholders pursuant to Rule 14(f). Each party shall be required to complete their due diligence by September 1, 2001. Said dates may be extended on the mutual consent of the companies.
               7.07 Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes and cancels any and all prior agreements between the parties relating to its subject matter. The representations, warranties, covenants and conditions of the obligations of the parties hereto may not be orally amended, modified or altered, but may be amended, modified or altered in a writing signed by each of the parties, whether before or after the meeting of shareholders of Company contemplated herein.
          7.08 Captions. The captions of Articles and Sections of Articles hereof are for convenience only and shall not control or affect the meaning or construction of any of the provisions of this Agreement.
          7.09 Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Florida and jurisdiction for any dispute shall be in Florida.

          7.10 Waivers. Any failure of either party hereto to comply with any of its obligations or agreements, or to fulfill conditions herein contained may be waived in writing by the other party. No waiver by any party of any condition or the breach of any provision, term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, shall be deemed to be or construed as a further or continuing waiver of any such condition or of the breach of any other provision, term, covenant, representation, or warranty of this Agreement.
          7.11 Counterparts. This Agreement may be executed in several counterparts and all so executed shall constitute one agreement, binding upon all of the parties hereto, notwithstanding that not all of the parties are signatory to the original or the same counterpart.
          7.12 Successors. The terms covenants and conditions of the Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, legal representatives, successors and assigns.
          7.13 Binding Agreement. This Agreement represents the entire agreement among the parties hereto with respect to the matters described herein and is binding upon and shall inure to the benefit of the parties hereto and their legal representatives. This Agreement may not be assigned and, except as stated herein, may not be altered or amended except in writing executed by the party to be charged.
               7.14 Tax Free Exchange. It is the intent of the respective parties that this Agreement be treated as a tax free exchange under the Section 368 of the Internal Revenue Code.

               7.15 Delivery of Documents. The Closing of this transaction is specifically contingent upon delivery of all documents by the respective parties and delivery of the required stock certificates by both Buyer and PriMed.



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
         This Agreement entered into the date first entered above.

Vidkid Distribution, Inc.                WITNESS:
/s/Steven Adelstein                    /s/Jeffrey Klein
-----------------------                -------------------
BY: Steven Adelstein
    Its President




PriMed Technologies, Inc.


BY: /s/Evan Brovenick                  /s/Jeffrey Klein
   -------------------                 ------------------
   Evan Brovenick
   Its president



The Shareholders
/s/Evan Brovenick                      /s/Jeffrey Klein
------------------                     ------------------
Evan Brovenick

/s/David Blechman                      /s/Jeffrey Klein
------------------                     ------------------
David Blechman

                                    PRIMED TECHNOLOGIES INC.


TO: Steven Adelstein

FROM: Jeffrey Klein

DATE: August 31, 2001

SUBJECT: SUBSEQUENT STOCK ISSUANCE

DISCUSSION: The following memorandum is being executed together with the stock exchange agreement to reflect certain assumptions made by the respective parties in connection with entering into this transaction:

         1. Following closing, we (VidkId) anticipate the need to issue an additional 6,812,500 shares of common stock in order for the new Vidkid to move forward with its operations. (The foregoing assumes that the 187,500 warrants will be exercised prior to closing.)

         2. We anticipate the issuance of an additional 2,750,000 shares in connection with a proposed private placement and various fees and costs associated with the registration of the Vidkid shares for trading.

         3. We will authorize a preferred class of common stock which will be issued to William Dudziak. These shares will be converted into 2.7 million shares of common stock.

         4. Finally, we will issue a total of 1,362,500 shares in exchange for the release of existing PriMed debt.

         If all of the transactions occur as planned, and at the prices currently contemplated, there will be 21 million shares of common stock issued and outstanding. However, there can be no assurance that we will be able to comply with this proposed capital structure.



Sincerely,                         Agreed and acknowledged:
/s/Evan Brovenick                  /s/Steven Adelstein
------------------                 -----------------------
Evan Brovenick                     Steven Adelstein




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